EXHIBIT 99
                                                                 ----------


     FOR release April 23, 1998--2:00 p.m. (PST)

     Contact:  Heidi B. Stanley, EVP
               (509) 358-6160

                    STERLING FINANCIAL CORPORATION TO ACQUIRE
                              BIG SKY BANCORP, INC.

     SPOKANE, WASHINGTON -- APRIL 23, 1998 -- Sterling Financial Corporation (NASDAQ:STSA) today announced the signing of a definitive agreement to acquire Big Sky Bancorp, Inc., and its subsidiary, First Federal Savings and Loan Association of Montana. Under the terms of the agreement, Sterling will issue, subject to exercise of Big Sky options, up to 497,545 shares of common stock in exchange for all of the issued and outstanding Big Sky stock. The merger will be structured as a tax-free reorganization and accounted for as a pooling of interests.

     First Federal conducts operations from two offices in the city of Missoula, Montana, the largest city in western Montana, and from its headquarters in Hamilton, Montana. At December 31, 1997, First Federal had approximately $62.8 million in total assets with deposits of nearly $47.8 million.

     Sterling's Chairman and CEO, Harold B. Gilkey, has very strong ties to Montana. He was born and raised in Livingston, Montana; attended the University of Montana in Missoula; and is the immediate past chairman of the University of Montana Foundation. He said, "First Federal is a well-established and respected institution. I believe Sterling can continue their rich legacy of customer service and community support.

     "This merger fits well within our broad strategy of being a leading community bank in the Northwest. First Federal is positioned in the highest growth area of Montana, which we currently serve through our residential lending subsidiary Action Mortgage Co. and our commercial banking subsidiary INTERVEST-Mortgage Investment Co," Gilkey stated.

                                     -more-

     Sterling Financial Corporation
     Page 2
     April 23, 1998

     Michael E. McKee, President and CEO of Big Sky and First Federal, said, "As management and the Board of First Federal looked forward, considering the size of our company, we recognized that we had limited resources with which to better serve our customers as well as expand within our markets. This merger presents an opportunity to increase market share, particularly with the addition of Sterling's array of financial products and services, including small business services."

     Mr. McKee, a long-time acquaintance of Mr. Gilkey, added, "Sterling's community banking expertise and the "Hometown Helpful" manner in which they do business is very complementary to the manner in which First Federal operates."

     The agreement, which was unanimously approved by both Boards of Directors, will merge Big Sky Bancorp, Inc., into Sterling Financial Corp. and First Federal Savings and Loan Association into Sterling Savings. The agreement provides for each shareholder of Big Sky to receive 1.384 Sterling Common Shares for each of his or her Big Sky Common Shares held, and cash in lieu of the issuance of fractional shares.

     To illustrate the value of this transaction at a given point in time, using Sterling's closing stock price on Wednesday, April 22, of $25.625 per share, the transaction would have a value of $35.46 per share to Big Sky shareholders, and an approximate transaction value of $12.7 million. This purchase price is approximately 1.61 times Big Sky's book value. Further, as part of the agreement, Big Sky has agreed to pay a $500,000 cash break-up fee to Sterling if the agreement is terminated under certain circumstances.

     "We anticipate that the merger will have a neutral impact on earnings this year and a marginally accretive impact during 1999," Gilkey stated. All First Federal employees will be offered positions with Sterling; and Sterling's regional structure will likely be revised to take into account the Montana branches.

                                     -more-

     Sterling Financial Corporation
     Page 3
     April 23, 1998


     The merger is subject to certain conditions, including receipt of regulatory approval and Big Sky shareholder approval. Pending these approvals, Sterling anticipates that the transaction will be completed in mid fall.


          Sterling Financial Corporation of Spokane, Washington, is a savings and loan holding company which owns Sterling Savings Association. Sterling Savings Association is a Washington State-chartered, federally insured stock savings association which opened in April 1983. Sterling Savings Association, based in Spokane, Washington, has branches throughout Washington State and in the Portland, Oregon, area. Through Sterling's wholly owned subsidiaries Action Mortgage Company and INTERVEST Mortgage Investment Company, it operates loan production offices in Washington, Oregon, and Idaho. Sterling's subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities through regional representatives throughout Sterling Savings' branch network.